Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

COMPASS Pathways plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value £0.008 per share	457(c) and 457(h)	893,371(2)	$10.72(3)	$9,576,937.12	$0.0000927	$887.78
Equity	Ordinary Shares, nominal value £0.008 per share	457(h)	787,424(4)	$15.75(5)	$12,401,928.00	$0.0000927	$1,149.66
Equity	Ordinary Shares, nominal value £0.008 per share	457(c) and 457(h)	420,199(6)	$9.11(7)	$3,828,012.89	$0.0000927	$354.86
Total Offering Amounts					$25,806,878.01		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$2,392.30
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, nominal value £0.008 per share (“Ordinary Shares”), which become issuable under the COMPASS Pathways plc 2020 Share Option and Incentive Plan (the “2020 Plan”) or the COMPASS Pathways plc 2020 Employee Share Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding Ordinary Shares.
(2)Represents Ordinary Shares that were automatically added to the shares authorized for issuance under the 2020 Plan on January 1, 2021 and January 1, 2022, pursuant to an “evergreen” provision contained in the 2020 Plan, not including those Ordinary Shares pursuant to footnote (4) below. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 Plan on January 1 of each year.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low prices of the registrant’s American Depository Shares (“ADSs”), each representing one Ordinary Share, as reported on the Nasdaq Stock Global Select Market on June 28, 2022.
(4)Represents Ordinary Shares reserved for future issuance upon the exercise of outstanding options previously granted under the 2020 Plan (the “Options”).
(5)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act based on the weighted-average exercise price of the Options as of the date of this Registration Statement.
(6)Represents Ordinary Shares that were automatically added to the shares authorized for issuance under the ESPP on January 1, 2022, pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the ESPP on January 1 of each year.
(7)The price of $9.11 per share, which is 85% of the average of the high and low sale prices of the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on June 28, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the ESPP, the purchase price of the Ordinary Shares reserved for issuance thereunder will be no more than 85% of the fair market value of an Ordinary Share, or an ADS equal to an Ordinary Share, on the first trading day of the offering period or on the exercise date, whichever is less.